CERTIFICATE OF AMENDMENT TO
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                             WILD OATS MARKETS, INC.

         Wild Oats Markets, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         1. The amendment set forth below was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law.

         2. Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "(a) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
         The total number of shares which the corporation is authorized to issue is 65,000,000 of which 60,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. The
         Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share.

         3. All other provisions of the Amended and Restated Certificate of Incorporation not amended hereby shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 1st day of November, 1999.



                                             WILD OATS MARKETS, INC.




                                             By: /s/
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